EXHIBIT 10.3
[Company Letterhead]
January 28, 2009
ESL Investments, Inc
200 Greenwich Avenue
Greenwich, CT 06830
Attention: William C. Crowley
                    RE:     ESL Voting Agreement
Dear Mr. Crowley:
     Reference is made to that certain letter agreement, dated as of the date hereof (the “Honda Consent”), among American Honda Motor Co., Inc. (“American Honda”), AutoNation, Inc. (“AutoNation”) and the ESL Parties (as defined in the Honda Consent) and to that certain letter agreement, dated as of the date hereof (the “Toyota Consent”), among Toyota Motor Sales, U.S.A., Inc. (“Toyota”), AutoNation and ESL (as defined in the Toyota Consent).
     For the period provided in Section 3 below, notwithstanding any provision to the contrary contained in the Honda Consent and Toyota Consent and at such time as ESL Investments, Inc. and any person, entity or group that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, ESL Investments, Inc. (for the avoidance of doubt, other than AutoNation and its subsidiaries) (together with ESL Investments, Inc., the “ESL Affiliated Parties”) own forty-five percent (45%) or more of the outstanding common stock, par value $0.01 per share, of AutoNation (the “Common Stock”):
1.	At each meeting of the stockholders of AutoNation, whether an annual meeting or a special meeting, however called, and at each adjournment or postponement of any such meeting (a “Stockholders’ Meeting”), and in all other circumstances in which a vote, consent or other approval (including, without limitation, by written consent) is sought by or from the stockholders of AutoNation (any such vote, consent or approval, a “Stockholders’ Consent”), the ESL Affiliated Parties shall appear at such Stockholders’ Meeting or otherwise cause all shares of Common Stock owned by the ESL Affiliated Parties to be counted as present for the purpose of establishing a quorum.

2.	At each Stockholders’ Meeting and in connection with the execution of each Stockholders’ Consent, all shares of Common Stock owned by the ESL Affiliated Parties in excess of forty-five percent (45%) of the then outstanding Common Stock on the applicable record date (the “Additional Shares”) shall be voted on each matter proposed in the same proportion as all outstanding shares of Common Stock not owned by the ESL Affiliated Parties are actually voted on such matter (it being understood that, in connection with any Stockholders’ Consent, shares of Common Stock not owned by the ESL Affiliated Parties that abstain or are not present will be treated as shares abstaining or not present, as the case may be).

3.	This letter agreement shall commence as of the date first set forth above and shall continue in full force and effect until January 28, 2010 unless the parties mutually agree to extend the agreement. The termination of this letter agreement shall have no effect on the Honda Consent or the Toyota Consent.
     The terms of this letter agreement shall be governed by and construed according to the laws of the State of Delaware without applying its conflicts of law principles.
*     *     *     *

     This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Please acknowledge your agreement to the foregoing by signing and returning to the undersigned as soon as possible a counterpart of this letter.

Very truly yours, AUTONATION, INC.
/s/ Michael E. Maroone
Michael E. Maroone, President

AGREED TO AS OF THE DATE
FIRST WRITTEN ABOVE:
ESL INVESTMENTS, INC.
(on behalf of itself and the other ESL Affiliated Parties)

/s/ William C. Crowley
William C. Crowley, President & Chief Operating Officer

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